Exhibit 99.1

Arrow Electronics Announces Sales Advance 27% Over Prior Year

    MELVILLE, N.Y.--(BUSINESS WIRE)--Oct. 21, 2004--Arrow Electronics, Inc. (NYSE:ARW) today reported third quarter 2004 net income of $63.4 million ($.55 and $.52 per share on a basic and diluted basis, respectively) on sales of $2.67 billion, compared with a net loss of $6.2 million ($.06 per share) on sales of $2.10 billion in the third quarter of 2003. The company's results include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding those items, net income for the quarter ended September 30, 2004 would have been $55.8 million ($.48 and $.46 per share on a basic and diluted basis, respectively) and net income for the quarter ended September 30, 2003 would have been $15.1 million ($.15 per share).
    Consolidated third quarter 2004 operating income of $105.8 million, excluding the items impacting comparability, was up 88% over last year's third quarter, marking the seventh consecutive quarterly year-on-year increase. Operating income as a percentage of sales, excluding the previously mentioned items, increased 130 basis points year-on-year, marking the sixth consecutive year-on-year increase. Sequentially, operating income was down 17% and operating income as a percentage of sales decreased by 60 basis points.
    "Our continued focus on operational excellence and de-levering our balance sheet drove an almost fourfold increase in net income over last year's third quarter and generated cash flow from operations of $52 million," said William E. Mitchell, President and Chief Executive Officer of Arrow, "with component sales advancing by 17% in North America, 54% in Asia/Pacific and, after excluding the impact of acquisitions and divestitures, 18% in Europe in local currencies. Our worldwide computer products business grew by 31% on a reported basis and 23% when you exclude the impact of the change in the business model with one of our suppliers."
    Worldwide components sales of $1.99 billion were up 26% from $1.58 billion in last year's third quarter and operating income as a percentage of sales was 4.9%, up 100 basis points from last year's third quarter. Sequentially, worldwide component sales were down 2.5% and operating income as a percentage of sales was down 100 basis points.
    "We delivered very solid results in a choppy market resulting from not only the traditional seasonal slowdown but also because of an element of cautiousness and uncertainty in the components-related supply chain," said Mr. Mitchell. "Our North American and European component businesses posted strong levels of operating income despite sequential sales declines of 3.8% and 5.5% in local currencies, respectively," he added.
    Sales in the Asia/Pacific region increased 4% over the second quarter, and 54% from last year. "We have clearly stated that the Asia/Pacific region is a priority for us, and our execution of our customized strategies is enabling us to continue to grow at a significant pace," said Mr. Mitchell.
    Worldwide computer products sales totaled $677 million and operating income as a percentage of sales was 4.6%, up 200 basis points over last year's third quarter. Sequentially, worldwide computer products sales were down 4% but operating income as a percentage of sales was up 10 basis points.
    "Our North American Computer Products business continued to excel, posting their 13th consecutive quarter of year-over-year earnings growth," added Mr. Mitchell.
    The company's results for the third quarter of 2004 and 2003 include the items outlined below that impact their comparability:

    -- As disclosed earlier in the third quarter of 2004 the company has settled a claim against its French subsidiary Tekelec SA ("Tekelec") in respect of French value-added tax relating to periods before Arrow owned Tekelec. Such claim was fully reserved during the third quarter of 2003 in the amount of EUR
        11.3 million ($13.0 million at the exchange rate prevailing at the end of the third quarter of 2003 or $.13 per share). Accordingly, the company has recorded an acquisition indemnification credit of EUR 7.9 million ($9.7 million at the exchange rate prevailing on August 12, 2004 or $.09 and $.08 per share on a basic and diluted basis, respectively). This amount represents the difference between the amount previously reserved for this claim and the settlement amount of EUR 3.4 million ($4.3 million at the exchange rate prevailing at the end of the third quarter of 2004).

    -- During the third quarter of 2004, the company repurchased an additional $19.8 million accreted value of its zero coupon convertible debentures due in 2021, which could have been initially put to the company in February 2006. The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, aggregated $.9 million ($.5 million net of related taxes or $.01 per share).

    -- During the third quarter of 2004 a company in which Arrow has a 5.6% ownership interest decided to raise additional capital in order to sustain its business model. Arrow chose not to participate in this round of financing and, as a result, the company's ownership interests will be diluted and subordinated to the new investment. Arrow has written down its investment in this company as it is unlikely to be able to recover its current net investment of $1.3 million ($.01 per share).

    -- During the third quarter of 2004, in connection with its previously announced restructurings, the company recorded additional restructuring charges of $.4 million ($.2 million net of related taxes).

    -- During the third quarter of 2003, the company recorded restructuring charges of $9.1 million ($6.3 million net of related taxes or $.06 per share).

    -- During the third quarter of 2003, the company paid $154.4 million to repurchase zero coupon convertible debentures due in 2021 which could have been initially put to the company in February 2006. The premium paid, along with the write-off of related deferred financing costs, resulted in a charge of $3.3 million ($2.0 million net of related taxes or $.02 per share).

    "I am very pleased with the performance of each of our operating groups. Our relentless focus on operational efficiencies and customer focused strategies continue to drive strong results," said Mr. Mitchell. "Looking to the fourth quarter we fully expect our computer products businesses to experience a combination of continued organic growth and traditional seasonality. We expect the components markets to be cautious at best."
    "Based upon the information known to us today we expect fourth quarter revenues to be between $2.75 billion and $2.85 billion. Earnings per share on a diluted basis, excluding charges, if any, are estimated to be in the range of $.48 to $.53," added Mr. Mitchell.

    Nine-Month Results

    Arrow's net income for the first nine months of 2004 was $159.8 million ($1.42 and $1.36 per share on a basic and diluted basis, respectively) on sales of $8.09 billion, compared with a net loss of $.3 million on sales of $6.20 billion in the first nine months of 2003.
    Net income for the first nine months of 2004 includes the aforementioned acquisition indemnification credit and the loss related to the write down of an investment. Additionally, during the first nine months of 2004 net income includes restructuring charges totaling $8.0 million ($4.8 million net of related taxes or $.05 and $.04 per share on a basic and diluted basis, respectively). Also, the company repurchased, through a series of transactions, $250.0 million principal amount of its 8.7% senior notes due in October 2005 and $253.4 million accreted value of its zero coupon convertible debentures due in 2021. As a result of these repurchases, a loss on prepayment of debt of $31.7 million ($19.0 million net of related taxes or $.17 and $.15 per share on a basic and diluted basis, respectively) was recorded. Excluding these items, net income would have been $175.1 million ($1.56 and $1.48 per share on a basic and diluted basis, respectively) for the nine months ended September 30, 2004.
    Net income for the first nine months of 2003 includes the aforementioned acquisition indemnification charge, an integration charge of $6.9 million ($4.8 million net of related taxes or $.05 per share) related to the acquisition and integration of Pioneer-Standard's IED business, restructuring charges of $30.3 million ($20.7 million net of related taxes or $.21 per share), and a charge of $6.2 million ($3.7 million net of related taxes or $.03 per share) related to the repurchase of $239.9 million of the company's 8.2% senior notes. Excluding these items, net income would have been $42.0 million ($.42 per share).
    Arrow Electronics is a major global provider of products, services, and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through a global network of more than 200 locations in 41 countries and territories.

    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits, and losses that the company believes impact the comparability of its results of operations. These charges, credits, and losses arise out of the company's acquisitions of other companies, the sale of property, impairment of an investment, the company's efficiency enhancement initiatives, and the prepayment of debt. Reconciliations of the company's non-GAAP financial information to GAAP are set forth in the table below.
    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, credits, and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors uses this non-GAAP financial information in evaluating management performance and setting management compensation.
    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

                        ARROW ELECTRONICS, INC.
                        EARNINGS RECONCILIATION
                 (In thousands except per share data)

                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                ------------------ -------------------
                                  2004      2003     2004      2003
                                --------- -------- --------- ---------

Operating income, as reported   $115,047  $34,184  $340,743  $109,814
  Acquisition indemnification
    charge (credit)               (9,676)  13,002    (9,676)   13,002
  Restructuring charges              407    9,100     7,984    30,342
  Integration charge                   -        -         -     6,904
                                --------- -------- --------- ---------
Operating income, as adjusted   $105,778  $56,286  $339,051  $160,062
                                ========= ======== ========= =========

Net income (loss), as reported  $ 63,397  $(6,234) $159,781  $   (312)
  Acquisition indemnification
    charge (credit)               (9,676)  13,002    (9,676)   13,002
  Restructuring charges              175    6,325     4,756    20,732
  Integration charge                   -        -         -     4,822
  Loss on prepayment of debt         545    1,969    18,952     3,728
  Loss on investment               1,318        -     1,318         -
                                --------- -------- --------- ---------
Net income, as adjusted         $ 55,759  $15,062  $175,131  $ 41,972
                                ========= ======== ========= =========

Net income (loss) per basic
  share, as reported            $    .55  $  (.06) $   1.42  $      -
    Acquisition indemnification
      charge (credit)               (.09)     .13      (.09)      .13
    Restructuring charges              -      .06       .05       .21
    Integration charge                 -        -         -       .05
    Loss on prepayment of debt       .01      .02       .17       .03
    Loss on investment               .01        -       .01         -
                                --------- -------- --------- ---------
Net income per basic share,
  as adjusted                   $    .48  $   .15  $   1.56  $    .42
                                ========= ======== ========= =========
Net income (loss) per diluted
  share, as reported*           $    .52  $  (.06) $   1.36  $      -
    Acquisition indemnification
      charge (credit)               (.08)     .13      (.08)      .13
    Restructuring charges              -      .06       .04       .21
    Integration charge                 -        -         -       .05
    Loss on prepayment of debt       .01      .02       .15       .03
    Loss on investment               .01        -       .01         -
                                --------- -------- --------- ---------
Net income per diluted share,
  as adjusted                   $    .46  $   .15  $   1.48  $    .42
                                ========= ======== ========= =========

* In computing net income (loss) per diluted share for the three and nine months ended September 30, 2004, net income was increased by $2,143 and $9,085, respectively, for interest (net of taxes) related to the zero coupon convertible debentures which are dilutive common stock equivalents. In addition, the diluted weighted average number of shares outstanding for the three and nine months ended September 30, 2004 includes 8,331 shares and 10,558 shares, respectively, related to the zero coupon convertible debentures.

    Safe Harbor

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements, including statements addressing future financial results, that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the electronic components and computer products markets, changes in relationships with key suppliers, the effects of additional actions taken to lower costs, the ability of the company to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.



                       ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands except per share data)

                          Three Months Ended       Nine Months Ended
                             September 30,           September 30,
                       ----------------------- -----------------------

                          2004        2003         2004       2003
                       ----------- ----------- ----------- -----------

Sales                  $2,668,701  $2,095,245  $8,094,395  $6,198,489
                       ----------- ----------- ----------- -----------
Costs and expenses:
  Cost of products sold 2,248,538   1,751,680   6,799,978   5,164,764
  Selling, general and
   administrative
   expenses               301,315     271,767     907,271     823,194
  Depreciation and
    amortization           13,070      15,512      48,095      50,469
  Acquisition
   indemnification
    charge (credit)        (9,676)     13,002      (9,676)     13,002
  Restructuring charges       407       9,100       7,984      30,342
  Integration charge            -           -           -       6,904
                       ----------- ----------- ----------- -----------
                        2,553,654   2,061,061   7,753,652   6,088,675
                       ----------- ----------- ----------- -----------

Operating income          115,047      34,184     340,743     109,814

Equity in earnings of
  affiliated companies      1,566       1,751       2,912       3,136

Loss on prepayment of
 debt                         911       3,292      31,692       6,234

Loss on investment          1,318           -       1,318           -

Interest expense, net      24,350      36,202      79,563     101,367
                       ----------- ----------- ----------- -----------

Income (loss) before
 income taxes and
 minority interest         90,034      (3,559)    231,082       5,349

Provision for income
 taxes                     26,392       2,888      70,474       5,586
                       ----------- ----------- ----------- -----------

Income (loss) before
 minority interest         63,642      (6,447)    160,608        (237)

Minority interest             245        (213)        827          75
                       ----------- ----------- ----------- -----------

Net income (loss)      $   63,397  $   (6,234) $  159,781  $     (312)
                       =========== =========== =========== ===========

Net income (loss) per
 share:
  Basic                $      .55  $     (.06) $     1.42  $        -
                       =========== =========== =========== ===========
  Diluted              $      .52  $     (.06) $     1.36  $        -
                       =========== =========== =========== ===========

Average number of
 shares
 outstanding:
  Basic                   115,175     100,142     112,217     100,073
  Diluted                 124,862     100,142     124,500     100,073

This interim report is subject to independent audit at year-end.






                       ARROW ELECTRONICS, INC.
                      CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                                September    December
                                                30, 2004     31, 2003
                                               ----------- -----------
Assets
------

Current assets:
  Cash and short-term investments              $  237,558  $  612,404
  Accounts receivable, net                      1,970,624   1,770,690
  Inventories                                   1,551,633   1,327,523
  Prepaid expenses and other assets                60,126      59,030
                                               ----------- -----------

    Total current assets                        3,819,941   3,769,647

Property, plant and equipment, net                257,510     288,129
Investments in affiliated companies                39,523      36,738
Cost in excess of net assets of
  companies acquired                              945,182     923,256
Other assets                                      271,116     315,218
                                               ----------- -----------

    Total assets                               $5,333,272  $5,332,988
                                               =========== ===========

Liabilities and Shareholders' Equity
------------------------------------

Current liabilities:
  Accounts payable                             $1,201,462  $1,211,724
  Accrued expenses                                414,323     414,551
  Short-term borrowings                            18,961      14,349
                                               ----------- -----------

    Total current liabilities                   1,634,746   1,640,624

Long-term debt                                  1,529,585   2,016,627
Other liabilities                                 159,652     170,406
Shareholders' equity                            2,009,289   1,505,331
                                               ----------- -----------

    Total liabilities and shareholders'
     equity                                    $5,333,272  $5,332,988
                                               =========== ===========

This interim report is subject to independent audit at year-end.




                        ARROW ELECTRONICS, INC.
                          SEGMENT INFORMATION
                            (In thousands)

                         Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                       ----------------------- -----------------------

                         2004(A)     2003(B)     2004(C)     2003(D)
                       ----------- ----------- ----------- -----------
Sales:
  Components           $1,991,625  $1,578,987  $6,068,807  $4,643,426
  Computer products       677,076     516,258   2,025,588   1,555,063
                       ----------- ----------- ----------- -----------
    Consolidated       $2,668,701  $2,095,245  $8,094,395  $6,198,489
                       =========== =========== =========== ===========


Operating income:
  Components           $   98,418  $   61,940  $  328,740  $  166,551
  Computer products        30,918      13,349      83,230      47,640
  Corporate               (14,289)    (41,105)    (71,227)   (104,377)
                       ----------- ----------- ----------- -----------
    Consolidated       $  115,047  $   34,184  $  340,743  $  109,814
                       =========== =========== =========== ===========

(A) Includes an acquisition indemnification credit of $9.7 million and a restructuring charge of $.4 million.

(B) Includes an acquisition indemnification charge of $13.0 million and a restructuring charge of $9.1 million.

(C) Includes an acquisition indemnification credit of $9.7 million and net restructuring charges of $8.0 million.

(D) Includes an acquisition indemnification charge of $13.0 million, restructuring charges of $30.3 million, and an integration charge of $6.9 million.

This interim report is subject to independent audit at year-end.



    CONTACT: Arrow Electronics, Inc.
             Ira M. Birns
             Vice President and Treasurer
             631-847-1657
                          or
             Paul J. Reilly
             Vice President and Chief Financial Officer
             631-847-1872